HomeStreet, Inc. Announces Suspension of Share Repurchase Program
SEATTLE -March 24, 2020 - (BUSINESS WIRE) - HomeStreet, Inc. (Nasdaq:HMST) (the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced that it has suspended its current share repurchase program, which had been authorized by the Board of Directors and not objected to by regulators for up to $25 million in aggregate amount of its common stock, no par value, and separately of its intention to withdraw its request for nonobjection of a subsequent increased authorization of up to an additional $10 million in aggregate amount of shares of the Company’s common stock. As of the close of business on March 19, 2020, the last day before the Company suspended the share repurchase plan, HomeStreet had repurchased 335,360 shares under the current plan at an aggregate cost of approximately $7.9 million.
“In these uncertain times of rapidly developing economic change as a result of the COVID-19 pandemic, we believe it is prudent to preserve our capital to provide more protection against potential credit losses and provide more support for lending activities that may become crucial to supporting our community,” said Mark Mason, Chairman and CEO of HomeStreet. “Our thoughts at this time are with our customers, employees and others in our community who are facing challenges, economic and otherwise, in these trying times.”
HomeStreet will retain the authority to reinstate the remainder of the $25 million share repurchase program as circumstances warrant, and the Company and its banking subsidiary maintain regulatory capital levels that exceed the designation of “well-capitalized”. In addition, HomeStreet remains ready to assist customers and employees during this challenging time.
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.
Contacts:
Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.co